Exhibit 11.2

Consent of Independent Auditor

We consent to the use in this Annual Report on Form 1-K of Fundrise Real Estate Investment Trust, LLC of our report dated April 21, 2021, relating to the financial statements of Fundrise Real Estate Investment Trust, LLC as of December 31, 2020 and for the year then ended.

/s/ RSM US LLP

McLean, Virginia

April 22, 2022